EXHIBIT 10(b)(2)

SHORT-TERM CASH SEPARATION AWARD AGREEMENT

SHORT-TERM CASH SEPARATION AWARD AGREEMENT (“Agreement”), effective [enter date], between Xerox Corporation, a New York corporation (the “Company”), and the employee of the Company whose name appears in the cover memo that accompanies this Agreement (the “Employee”).

WHEREAS, the Company has authorized the execution and delivery of this Agreement,

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration the Company agrees as follows:

1.	Meaning of Terms

“Payment Amount” shall be the amount set forth in the cover memo that accompanies this Agreement.

“Agreement Date” shall be the effective date provided above.

“Vesting Date” shall be the date of Separation.

“Company” for purposes of this Agreement shall include Xerox Corporation and any of its subsidiaries or affiliates. For purposes of Sections 2 and 5, the Company shall mean either the Company or a company formed as a result of the Separation that is the employer of the Employee.

“Separation” for purposes of this Agreement shall be the closing date when Xerox separates into two independent companies.

2.	Payment Amount. The Company hereby promises to pay to the Employee the following amount in cash:

a)
The amount to be paid to the Employee if the Employee is actively employed with the Company and in compliance with the Company’s policies and procedures on the Vesting Date shall be the Payment Amount provided herein.

b)
If the Employee is no longer actively employed by the Company on the Vesting Date for any reason including but not limited to retirement, voluntary or involuntary separation, the Employee will not be entitled to the Payment Amount or any portion thereof.

c)
Notwithstanding the above, if the Employee is no longer actively employed by the Company by reason of death, the Vesting Date is the date of death, and the Payment Amount shall be paid to the personal representatives, heirs or legatees of the deceased Employee.

3.	Payout Date. The Payment Amount under this Agreement shall be paid within 30 days of the Vesting Date.

4.	Withholding. All amounts under this Agreement shall be paid net of any applicable withholding required under federal, state or local law.

5.
Non-Engagement in Detrimental Activity Against the Company. If the Employee is deemed by the Committee in its sole discretion to have engaged in detrimental activity against the Company, any award granted hereunder to such Employee or former Employee shall be cancelled and be of no further force or effect and any payment or delivery of an award within six months prior to such detrimental activity may be rescinded. In the event of any such rescission, the Employee shall pay to the Company the Payment Amount received pursuant to this Agreement.

“Detrimental activity” may include:
(a) violating terms of a non-compete agreement with the Company, if any;
(b) disclosing confidential or proprietary business information of the Company to any person or entity including but not limited to a competitor, vendor or customer without appropriate authorization from the Company;*
(c) violating any rules, policies, procedures or guidelines of the Company;
(d) directly or indirectly soliciting any employee of the Company to terminate employment with the Company;
(e) directly or indirectly soliciting or accepting business from any customer or potential customer or encouraging any customer, potential customer or supplier of the Company, to reduce the level of business it does with the Company; and
(f) engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any interest of the Company.
* Notwithstanding the above, the Company does not in any manner restrict the Employee from reporting possible violations of federal, state or local laws or regulations to any governmental agency or entity. Similarly, the Company does not in any manner restrict the Employee from participating in any proceeding or investigation by a federal, state or local government agency or entity responsible for enforcing such laws. The Employee is not required to notify the Company that he or she has made such report or disclosure, or of his or her participation in an agency investigation or proceeding.

6.
Notices. Notices hereunder shall be in writing and if to the Company shall be mailed to the Company at P.O. Box 4505, 45 Glover Avenue, 6th Floor, Norwalk, Connecticut 06856-4505, addressed to the attention of Executive Compensation and, if to the Employee, shall be delivered personally or mailed to the Employee at her address as the same appears on the records of the Company.

7. Nonqualified Deferred Compensation. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Code Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

8.
Interpretation of this Agreement. The Chief Executive Officer (“CEO”) of the Company shall have full discretionary authority to interpret the Agreement and to take whatever administrative actions as the CEO in her sole discretion shall deem to be advisable. All decisions, interpretations and administrative actions made by the CEO hereunder shall be binding and conclusive on the Company and the Employee.

9.
Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto and the successors and assigns of the Company and the personal representatives, legatees and heirs of the Employee.

10.
Governing Law. The validity, construction and effect of the Agreement and any actions taken under or relating to this Agreement shall be determined in accordance with the laws of the state of New York and applicable Federal law.

11.
Severability. In case any provision in the Agreement shall become invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions in the Agreement, or in any other instrument referred to herein, shall not in any way be affected or impaired thereby.

12.
Integration of Terms. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes any and all oral statements and prior writings with respect thereto.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year set forth herein.

XEROX CORPORATION

By:
Ursula M. Burns, Chairman and Chief Executive Officer

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